Filed pursuant to 424(b)(3)

Registration Statement No. 333-280113

PROSPECTUS SUPPLEMENT NO. 8

(To Prospectus dated July 3, 2024)

Microbot Medical Inc.

3,211,671 Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated July 3, 2024, as supplemented (the “Prospectus”), relating to the resale or other disposition of up to 3,211,671 shares of our common stock, $0.01 par value per share, by the selling stockholders named in the Prospectus, including their transferees, pledgees, donees or successors, that may be issued upon the exercise of outstanding preferred investment options held by the selling stockholders.

Specifically, this Prospectus Supplement is being filed to update and supplement the information in the Prospectus with (a) certain information otherwise reported by us with the Securities and Exchange Commission and (b) the information contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 13, 2024 (the “10-Q”). Accordingly, we have included such information in and attached the 10-Q to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBOT”. On December 6, 2024, the closing price of our common stock was $0.9777.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 10, 2024

510(k) Premarket Notification Submission

We have submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) for our LIBERTY® Endovascular Robotic System. The 510(k) submission follows the successful completion of our multi-center, single-arm, trial to evaluate the performance and safety of LIBERTY® in human subjects undergoing Peripheral Vascular Interventions.

We anticipate FDA marketing clearance during the second quarter of 2025, with U.S. commercialization activities expected to commence after the clearance.

2024 Annual Meeting of Stockholders

We scheduled our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) for 11:00 A.M., Eastern Time on December 17, 2024. At the Annual Meeting, shareholders will be asked to vote on:

1. The election of Prattipati Laxminarain and David J. Wilson as the Class III directors to our Board of Directors to serve until the 2027 Annual Meeting of Shareholders;

2. The approval of an amendment to our 2020 Omnibus Performance Award Plan, to increase the number of authorized shares of common stock reserved for issuance by 600,000, from 2,020,652 to 2,620,652;

3. The ratification of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited, or its U.S. affiliate, as our independent registered public accounting firm for the year ending December 31, 2024; and

4. To transact such other and further business as may properly come before the meeting or any adjournment thereof.

Yoseph Bornstein’s term as a director expires at the Annual Meeting and he is not nominated for reelection at the Annual Meeting. We have nominated David J. Wilson for the Class III directorship being vacated at the Annual Meeting when Mr. Bornstein’s three-year term ends at the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned, as of October 25, 2024, by (i) each of our directors and director nominees, (ii) each of our named executive officers, (iii) all of our current directors and executive officers as a group, and (iv) all those known by us to be a beneficial owner of more than 5% of the Company’s common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of October 25, 2024. We calculated percentage ownership in accordance with the rules of the SEC. the percentage of common stock beneficially owned is based on 16,931,931 shares outstanding as of October 25, 2024. In addition, shares issuable pursuant to options or other convertible securities that may be acquired within 60 days of October 25, 2024 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

This table is based on information supplied by each director, officer and principal stockholder of the Company. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided by such stockholders. Unless otherwise indicated, the address for each director, executive officer and 5% or greater stockholders of the Company listed is: c/o Microbot Medical Inc., 288 Grove Street, Suite 388, Braintree, MA 02184.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Harel Gadot(1)	1,120,273	6.25%
Yoseph Bornstein(2)	309,768	1.82%
Scott Burell(3)	67,740	*
Martin Madden(3)	67,740	*
Prattipati Laxminarain(3)	67,740	*
Aileen Stockburger(3)	62,644	*
Simon Sharon(3)	100,669	*
Eyal Morag(4)	-	-
Juan Diaz-Cartelle(3)	15,687	*
Tal Wenderow(3)	61,053	*
Rachel Vaknin(3)	66,849	*
David J. Wilson(5)	-	-
All current directors and executive officers as a group (10 persons)(6)	1,940,163	10.49%

*	Less than 1%.
(1)	Includes (i) 136,847 shares of our common stock owned by MEDX Ventures Group LLC, (ii) 77,846 shares of our common stock issuable upon the exercise of options granted to MEDX Ventures Group LLC, and (iii) 905,580 shares of our common stock issuable upon the exercise of options granted to Mr. Gadot. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group, LLC and thus may be deemed to share voting and investment power over the shares and options beneficially owned by this entity.
(2)	Represents (i) 242,028 shares of our common stock owned by LSA - Life Science Accelerator Ltd. and (ii) 67,740 shares of our common stock issuable to Mr. Bornstein upon exercise of options. Based on representations and other information made or provided to the Company by Mr. Bornstein, Mr. Bornstein is the CEO and Director of LSA - Life Science Accelerator Ltd. and of Shizim Ltd., and Mr. Bornstein is the majority equity owner of Shizim Ltd. Shizim Ltd. is the majority equity owner of LSA - Life Science Accelerator Ltd. Accordingly, Mr. Bornstein may be deemed to share voting and investment power over the shares beneficially owned by these entities and has an address of 16 Irus Street, Rosh-Ha’Ayin Israel 4858022. Mr. Bornstein’s terms as a director expires at the Annual Meeting.
(3)	Represents options to acquire shares of our common stock.
(4)	Mr. Morag resigned from his positions with the Company, effective November 29, 2023.
(5)	Director nominee.
(6)	Includes shares of our common stock issuable upon the exercise of options as set forth in footnotes (1), (2) and (3).

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the quarterly period ended September 30, 2024

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF

1934. For the transition period from ________ to____

Commission file number: 000-19871

MICROBOT MEDICAL INC.

(Name of Registrant in Its Charter)

Delaware	94-3078125
State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

288 Grove Street, Suite 388
Braintree, MA 02184

(Address of principal executive offices)

(781) 875-3605

(Registrant’s Telephone Number, Including Area Code)

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	MBOT	NASDAQ Capital Market

Indicate by check whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements For the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes☐ No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 16,932,341 shares of Common Stock, $0.01 par value at November 11, 2024.

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MICROBOT MEDICAL INC.

Interim Condensed Consolidated Balance Sheets

U.S. dollars in thousand

(Except share and per share data)

		As of	As of
	Notes	September 30, 2024	December 31, 2023
		Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents		$479	$2,468
Marketable securities	2	3,859	3,917
Restricted cash		48	49
Insurance recovery receivable related to legal settlement and legal expenses	3G	-	1,335
Prepaid expenses and other current assets		609	152
Total current assets		4,995	7,921

Property and equipment, net		99	146
Operating right-of-use assets		114	260
Total assets		$5,208	$8,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		$246	$357
Lease liabilities		65	191
Legal settlement accrual	3G	-	2,211
Accrued liabilities		1,060	1,027
Total current liabilities		1,371	3,786

Non-current liabilities:
Long-term lease liabilities		29	40
Total liabilities		1,400	3,826

Shareholders’ equity:

Common stock; $0.01 par value; 60,000,000 shares authorized; 16,651,433 and 11,707,317 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively		168	118
Additional paid-in capital		91,192	83,884
Accumulated deficit		(87,552)	(79,501)
Total shareholders’ equity		3,808	4,501
Total liabilities and shareholders’ equity		$5,208	$8,327

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MICROBOT MEDICAL INC.

Interim Condensed Consolidated Statements of Comprehensive Loss

U.S. dollars in thousands

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	Unaudited		Unaudited
Research and development, net	$2,060	$1,612	$4,646	$4,594
General and administrative, net	1,240	932	3,549	3,193
Operating loss	(3,300)	(2,544)	(8,195)	(7,787)

Financing income, net	85	98	144	201
Net loss	$(3,215)	$(2,446)	$(8,051)	$(7,586)

Basic and diluted net loss per share	$(0.20)	$(0.21)	$(0.53)	$(0.79)
Basic and diluted weighted average common shares outstanding	16,471,419	11,707,317	15,129,574	9,653,337

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MICROBOT MEDICAL INC.

Interim Condensed Consolidated Statements of Shareholders’ Equity

U.S. dollars in thousands

(Except share and per share data)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2022 (Audited)	7,890,628	$80	$75,970	$(68,761)	$7,289
Share-based compensation	-	-	412	-	412
Issuance of common stock upon exercise of warrants	240,000	3	(3)	-	-
Net loss	-	-	-	(2,853)	(2,853)
Balances, March 31, 2023 (Unaudited)	8,130,628	$83	$76,379	$(71,614)	$4,848
Share-based compensation	-	-	349	-	349
Issuance of common stock and warrants net of issuance costs	3,576,689	35	6,523	-	6,558
Net loss	-	-	-	(2,287)	(2,287)
Balances, June 30, 2023 (Unaudited)	11,707,317	$118	$83,251	$(73,901)	$9,468
Share-based compensation	-	-	336	-	336
Net loss	-	-	-	(2,446)	(2,446)
Balances, September 30, 2023 (Unaudited)	11,707,317	$118	$83,587	$(76,347)	$7,358

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2023 (Audited)	11,707,317	$118	$83,884	$(79,501)	$4,501
Share-based compensation	-	-	529	-	529
Issuance of common stock and warrants net of issuance costs (*)	1,685,682	17	2,380	-	2,397
Issuance of common stock relating to settlement agreement (**)	1,005,965	10	1,101	-	1,111
Net loss	-	-	-	(2,371)	(2,371)
Balances, March 31, 2024 (Unaudited)	14,398,964	$145	$87,894	$(81,872)	$6,167
Share-based compensation	-	-	331	-	331
Issuance of common stock and warrants net of issuance costs (***)	1,566,669	16	2,006	-	2,022
Net loss	-	-	-	(2,465)	(2,465)
Balances, June 30, 2024 (Unaudited)	15,965,633	$161	$90,231	$(84,337)	$6,055

Share-based compensation	-	-	283	-	283
Issuance of common stock under the at-the-market offering program, net of issuance costs (****)	685,800	7	678	-	685
Net loss	-	-	-	(3,215)	(3,215)
Balances, September 30, 2024 (Unaudited)	16,651,433	$168	$91,192	$(87,552)	$3,808

(*)	Net of issuance costs in the amount of approximately $333. See Note 4A.
(**)	See Note 3G.
(***)	Net of issuance costs in the amount of approximately $328. See also Note 4B.
(****)	Net of issuance costs in the amount of approximately $49. See also Note 4D.

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MICROBOT MEDICAL INC.

Interim Condensed Consolidated Statements of Cash Flows

U.S. dollars in thousands

	For the Nine Months Ended September 30,
	2024	2023
	Unaudited	Unaudited
Operating activities:
Net loss	$(8,051)	$(7,586)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation of property and equipment	65	71
Interest income and unrealized gains from marketable securities, net	(2)	(105)
Share-based compensation	1,067	1,097
Changes in assets and liabilities:
Prepaid expenses and other assets	(274)	549
Other payables and accrued liabilities	(176)	(738)
Insurance recovery related to legal settlement and legal expenses received in cash	1,335	-
Legal settlement paid in cash	(1,100)	-
Net cash flows used in operating activities	(7,136)	(6,712)
Investing activities:
Purchases of property and equipment	(18)	(38)
Sale of property and equipment	-	2
Purchases of marketable securities	(5,120)	(8,379)
Proceeds from sales of marketable securities	2,680	2,039
Proceeds from maturities of marketable securities	2,500	5,389
Proceeds from short term deposit	-	3
Net cash flows provided by (used in) investing activities	42	(984)

Financing activities:
Issuance of common stock and warrants, net of issuance costs	5,104	6,558
Net cash flows provided by financing activities	5,104	6,558

Decrease in cash, cash equivalents and restricted cash	(1,990)	(1,138)
Cash, cash equivalents and restricted cash at beginning of period	2,517	2,519
Cash, cash equivalents and restricted cash at end of period	$527	$1,381

Supplemental disclosure of cash flow information:
Cash received from interest	$168	$100

Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease liabilities	$37	$20
Legal settlement settled through issuance of common stock	$1,111	$-
Accrued executive bonus settled through grant of stock-option awards	$76	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MICROBOT MEDICAL INC.

Notes to Interim Condensed Consolidated Financial Statements

U.S. dollars in thousands

(Except share and per share data)

NOTE 1 – GENERAL

A. Description of business

Microbot Medical Inc. (the “Company”) is a pre-clinical medical device company specializing in the research, design, and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. The Company is primarily focused on leveraging its micro-robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

The Company incorporated on August 2, 1988 in the State of Delaware under the name Cellular Transplants, Inc. The original Certificate of Incorporation was restated on February 14, 1992 to change the name of the Company to Cyto Therapeutics, Inc. On May 24, 2000, the Certificate of Incorporation as restated was further amended to change the name of the Company to StemCells, Inc.

On November 28, 2016, the Company consummated a transaction pursuant to an Agreement and Plan of Merger, dated August 15, 2016, with Microbot Medical Ltd., a private medical device company organized under the laws of the State of Israel (“Microbot Israel”). On the same day and in connection with the Merger, the Company changed its name from StemCells, Inc. to Microbot Medical Inc. On November 29, 2016, the Company’s common stock began trading on the Nasdaq Capital Market under the symbol “MBOT”.

The Company and its subsidiary are sometimes collectively referred to as the “Company” as the context may require.

B. Risk Factors

Going Concern

To date, the Company has not generated revenues from its operations. As of September 30, 2024, the Company had cash equivalents and a marketable securities balance of approximately $4,338, excluding restricted cash. Due to continuing research and development activities, the Company expects to continue to incur additional losses for the foreseeable future, as well as to seek to raise additional funds through future issuances of either debt and/or equity securities and possibly additional grants from government institutions. The Company will require additional capital and its ability to raise additional capital in the equity and debt markets is dependent on a number of factors, including, but not limited to, the market demand for the Company’s stock, which itself is subject to a number of development and business risks and uncertainties, as well as the uncertainty that the Company would be able to raise such additional capital at a price or on terms that are favorable to the Company.

Accordingly, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

War in Israel

On October 7, 2023, the State of Israel, where the Company’s operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to ongoing military operations and armed conflicts in the Gaza Strip. It continues to evolve and has since spread to northern Israel and threatens to spread to other Middle Eastern countries including Lebanon and Iran. These military operations and related activities are on-going as of the issuance date of these financial statements.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

● That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities;

● A slowdown in the number of international flights in and out of Israel; and

● Reduced workforce due to military service of some employees

The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future clinical and regulatory milestones, including the Company’s ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the filing date of the Quarterly Report on Form 10-Q of which these financial statements are a part, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s clinical and regulatory activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

5

C. Unaudited Interim Condensed Financial Statements

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim condensed financial information and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission (“SEC”) regulations. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included (consisting only of normal recurring adjustments except as otherwise discussed). These interim condensed consolidated financial statements should be read in conjunction with the latest audited financial statements.

Operating results for the nine-month period ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the Company’s latest annual audited financial statements, except if noted below.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions pertaining to transactions and matters whose ultimate effect on the financial statements cannot precisely be determined at the time of financial statements preparation. Although these estimates are based on management’s best judgment, actual results may differ from these estimates.

Fair value of financial instruments:

The carrying values of cash and cash equivalents, other receivables and other accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of these instruments.

A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following tables summarizes the Company’s financial assets subject to fair value measurement and the level of inputs used in such measurements as of September 30, 2024 and December 31, 2023:

	As of September 30, 2024
	Total	Level 1	Level 2	Level 3

Money market mutual funds	$3,859	$3,859	$-	$-

	As of December 31, 2023
	Total	Level 1	Level 2	Level 3

Marketable securities:
U.S. treasury securities	$2,497	$2,497	$-	$-
Money market mutual funds	1,420	1,420	-	-
	$3,917	$3,917	$-	$-

The Company’s financial assets are measured at fair value on a recurring basis by level within the fair value hierarchy. The Company’s securities and money market funds are classified as Level 1. Other than that, the Company doesn’t have any other financial assets or financial liabilities marked to market at fair value as of September 30, 2024 and December 31, 2023.

6

Share-based compensation:

The Company applies ASC 718-10, “Share-Based Payment” (“ASC 718-10”), which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors including stock options under the Company’s stock plans based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of stock options using an option-pricing model, which is recognized as an expense over the requisite service periods in the Company’s statement of comprehensive loss, based on a straight-line method. The Company recognizes compensation cost for an equity classified award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant date fair value of such award that is vested at that date.

The Company recognizes the expense for an equity classified awards subject to performance-based milestone vesting over the remaining service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based milestone is probable based on the expected satisfaction of the performance conditions at each reporting date. If no explicit service period is determined, the Company estimates the implicit service period based on the timing the employee is expected to achieve the related performance condition.

When no future services are required to be performed by the grantee in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award is expensed on the grant date.

The Company estimates the fair value of stock options granted as share-based payment awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on the standard deviation of the Company’s closing prices according to the expected life (SAB107) for each of the grants. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term.

The expected stock option term is calculated for stock options granted using the “simplified” method for awards that qualify as “plain-vanilla” options.

Changes in the determination of each of the inputs can affect the fair value of the stock options granted and the results of operations of the Company.

Contingencies:

Management records and discloses legal contingencies in accordance with ASC Topic 450 Contingencies. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company monitors the stage of progress of its litigation matters to determine if any adjustments are required.

The Company carries liability insurance to mitigate its exposure to losses, including litigation losses. The Company records the estimated amount of expected insurance proceeds for litigation losses incurred as an asset (typically a receivable from the insurer) and offset to losses up to the amount of the losses incurred when the amount is determinable and approved by the insurance company.

Recently issued accounting pronouncements:

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

Segment Reporting

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendment is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements and related disclosures.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

A. Government grants:

Microbot Israel has received grants from the Israeli Innovation Authority (“IIA”) for participation in research and development since 2013 through September 30, 2024 totaling approximately $1,878. This includes amounts received of approximately $378, which is a portion of an additional grant from the IIA in the amount of approximately NIS 1,620,000 (approximately $447) approved by the IIA on June 1, 2023, to further finance the development of the manufacturing process of the LIBERTY® Endovascular Robotic Surgical System.

7

In addition, as a result of the agreement with CardioSert Ltd. (“CardioSert”) on January 4, 2018, Microbot Israel took over the liability to repay CardioSert’s IIA grants in the aggregate amount of approximately $530. See also Notes 3C and 5C below.

In addition, as a result of the agreement with Nitiloop, on October 6, 2022, Microbot Israel took over the liability to repay Nitiloop’s IIA grants in the aggregate amount of approximately $925.

In relation to the IIA grants described above, the Company is obligated to pay royalties amounting to 3.0%-5% of its future sales of the products relating to such grants.

The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bears interest of SOFR per year (SOFR is a benchmark interest rate which replaced LIBOR).

The repayment of the grants is contingent upon the successful completion of the Company’s research and development programs and generating sales. The Company has no obligation to repay these grants, if the project fails, is unsuccessful or aborted or if no sales are generated. The financial risk is assumed completely by the Government of Israel. The grants are received from the Government on a project-by-project basis.

On December 11, 2022, the Company received approval for a grant from the Ministry of Economy, in the amount of NIS 300,000 (approximately $83), for participation in expenses related to the LIBERTY® Endovascular Robotic Surgical System in the U.S. market. As of September 30, 2024, the Company received approximately $50 of such grant. In relation with the Ministry of Economy grant, the Company is obligated to pay royalties amounting to 3% of future sales of the LIBERTY® Endovascular Robotic Surgical System up to the grant amount plus interest.

B. TRDF agreement:

Microbot Israel signed an agreement with the Technion Research and Development Foundation (“TRDF”) in June 2012 by which TRDF transferred to Microbot Israel a global, exclusive, royalty-bearing license (as amended, the “License Agreement”) with respect to the Company’s Self-Cleaning Shunt

(SCS) project and its TipCat assets in addition to certain technology relating to the Company’s LIBERTY® Endovascular Robotic Surgical System. As partial consideration for the license, Microbot Israel shall pay TRDF royalties on net sales (between 1.5%-3.0%) and on sublicense income as detailed in the License Agreement.

In October 2022 the Company suspended the SCS project and as a result of the Company’s May 2023 implementation of its core-business focus program and cost reduction plan, the Company returned the licensed intellectual property for the TipCat back to TRDF in June 2023, and returned the licensed intellectual property for the SCS (ViRob) back to TRDF in July 2023. As a result, as of the date of these financial statements, the License Agreement is limited to the certain technology relating to the Company’s LIBERTY® Endovascular Robotic Surgical System.

C. Agreement with CardioSert Ltd.:

On January 4, 2018, Microbot Israel entered into an agreement with CardioSert (the “CardioSert Agreement”) to acquire certain of its patent-protected technology (the “Technology”). Pursuant to the CardioSert Agreement, Microbot Israel made aggregate payments of $300 in cash and 6,738 shares of common stock estimated at $74 to complete the acquisition.

As a result of its core-business focus program and its cost reduction plan enacted in May 2023, the Company terminated the CardioSert Agreement effective as of August 17, 2023 in accordance with its terms and ceased its research and development and commercialization efforts for, and maintaining, the Technology, which resulted in CardioSert triggering on March 3, 2024 its right to reacquire the Technology for nominal consideration. See also Note 5C below.

In July 2024, Microbot Israel transferred the Technology back to CardioSert, for nominal consideration, pursuant to the terms of the CardioSert Agreement. As a result, Microbot Israel’s liability to repay CardioSert’s IIA grants in the aggregate amount of approximately $530 was also transferred back to CardioSert.

D. ATM agreement:

On June 10, 2021, the Company entered into an At-the-Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co. LLC (“Wainwright”), as sales agent, in connection with an “at the market offering” under which the Company may offer and sell, from time to time in its sole discretion, shares of its common stock having an aggregate offering price of up to $10,000 at market prices or as otherwise agreed with Wainwright. The Company entered into an amendment, dated July 1, 2024, to the ATM Agreement with Wainwright dated June 10, 2021, relating to the offer and sale of shares of the Company’s common stock having an aggregate offering price of up to approximately $4,820 from time to time through Wainwright, acting as sales agent. The compensation to Wainwright for sales of the shares is a placement fee of 3.0% of the gross sales price of the shares of common stock sold pursuant to this ATM Agreement. See also Notes 4D and 5 below.

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E. Engagement letters with H.C. Wainwright:

In connection with registered direct and private placement offerings, the Company entered into engagement letters (the “Engagement Letters”) with Wainwright on October 3, 2022, on May 16, 2023, on October 24, 2023 and on May 29, 2024, pursuant to which Wainwright agreed to serve as the exclusive placement agent for the issuance and sale of securities of the Company.

As compensation for such placement agent services, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from offerings contemplated by the Engagement Letters, plus a management fee equal to 1.0% of the gross proceeds received by the Company from such offerings, as well as other reimbursable expenses. The Company has also agreed to issue to Wainwright or its designees preferred investment options upon the closing of such offerings, equal to five (5.0%) percent of the aggregate number of such shares of common stock in such offerings, including upon exercise for cash of any warrants issued to investors in such offering.

F. Acquisition of Nitiloop’s assets:

On October 6, 2022, Microbot Israel purchased substantially all of the assets, including intellectual property, devices, components and product related materials (the “Assets”), of Nitiloop Ltd., an Israeli limited liability company (“Nitiloop”). The Assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter (the “Technology”) and the products or potential products incorporating the Technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements thereof (“Devices”). Microbot Israel did not assume any material liabilities of Nitiloop other than obligations Nitiloop has to the IIA and relating to certain renewal/maintenance fees for a European patent application.

In consideration for the acquisition of the Assets, Microbot Israel shall pay royalties to Nitiloop, which shall not, in the aggregate, exceed $8,000, as follows:

Royalties at a rate of 3% of net revenue generated as a result of sales, license or other exploitation of the Devices; and

Royalties at a rate of 1.5% of net revenue generated from the sale, license or other exploitation of commercialization of the technology as part of an integrated product.

Based on the Company’s analysis, the Company concluded that the acquisition of the assets does not meet the definition of a business for the purpose of applying SEC Rules (S-X Rules of 3-05, 8-04 and 11-01).

G. Litigation resulting from the 2017 financing:

The Company was named as the defendant in a lawsuit captioned Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Hudson Bay Master Fund Ltd., (the “Plaintiffs”), against Microbot Medical Inc., Defendant, in the Supreme Court of the State of New York, County of New York (Index No. 651182/2020) (the “Lawsuit”). The complaint alleged, among other things, that the Company breached multiple representations and warranties contained in the Securities Purchase Agreement (the “SPA”) related to the Company’s June 8, 2017 equity financing (the “2017 Financing”), of which the Plaintiffs participated, and fraudulently induced Plaintiffs into signing the SPA. The complaint sought rescission of the SPA and return of the Plaintiffs’ $6,750 purchase price with respect to the 2017 Financing.

On January 26, 2024 (the “Effective Date”), the Company entered into a settlement agreement and release with the Plaintiffs (the “Settlement Agreement”), effectively resolving the Lawsuit.

Pursuant to the Settlement Agreement, the Company paid $2,154 consisting of a cash payment of $1,100, covered by the Company’s insurance company, and 1,005,965 shares of restricted common stock which were subsequently registered for resale. Furthermore, the Company’s insurance company is responsible for covering legal expenses incurred by the Company in relation to the legal proceedings of the Lawsuit. In February 2024, the Plaintiffs filed a stipulation discontinuing the Lawsuit with prejudice.

The Company concluded the Settlement Agreement gave rise to loss contingencies in the scope of ASC Subtopic 450-20, Contingencies – Loss Contingencies, and as of December 31, 2023, the Company recorded a contingent liability, as the Company deemed it both probable and reasonably estimable.

The Company determined that the loss contingency should be recognized as non-operating losses, offset by loss recoveries received from the Company’s insurance company.

As a result of the Settlement Agreement and the insurance recovery received from the insurance company, as of December 31, 2023, the Company recorded a liability and an asset on its balance sheet totaling $2,211 and $1,335, respectively. Within this asset, $1,100 represents the recovery of the cash payment of the settlement amount, and $235 represents recovery of legal expenses. A net non-operating loss of $1,111 from legal settlement was reflected in the Company’s statement of comprehensive loss for the year ended December 31, 2023. In the first quarter of 2024, the Company received $1,335 from the insurance company, subsequently closing the asset recorded as of December 31, 2023. Additionally, during the first quarter of 2024, the Company paid the settlement amount by transferring $1,100 to the Plaintiffs and issuing 1,005,965 shares of the Company’s common stock, thereby closing the liability recorded as of December 31, 2023.

H. Mona litigation:

On April 28, 2019, the Company brought an action against Alliance Investment Management, Ltd. (“Alliance”), later amended to add Joseph Mona (“Mona”) as a defendant, in the Southern District of New York under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), to compel Alliance and/or Mona to disgorge short swing profits realized from purchases and sales of the Company’s securities within a period of less than six months. The amount of profits was estimated in the complaint to be approximately $468.

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On March 31, 2021, the Court entered a judgment against Mona and in favor of the Company in the amount of approximately $485. Collection of the judgment was deferred pending resolution of Mona’s counterclaim.

On August 22, 2023, the District Court dismissed the Section 10(b) counterclaim in its entirety. After the Company initiated efforts to execute on the $485 judgment against Mona (the “Judgment”), Mona urged the Court to decide the motion to vacate the 16(b) Judgment on the grounds that the Company purportedly lacks Constitutional standing to bring this case, which he originally filed prior to the final dismissal of his 10(b) counterclaim. On January 30, 2024, a Report & Recommendation was issued that the motion be denied, which the Court adopted in the entirety in an Order on March 5, 2024. Mona has purported to appeal that denial. The Company believes Mona’s purported appeal is untimely and substantively meritless. Mona’s appellate brief was filed on June 28, 2024 and the Company’s opposition has also been filed. The Company is waiting for the Court’s determination as to whether oral arguments will be required, which if so are expected to be held by January 2025.

As of May 10, 2024, Mona posted a bond in the full amount of the Judgment, which the Company will move to collect if the appeal is denied or the original judgment in the Company’s favor is upheld.

I. Contingent bonus commitments based on future capital raising:

In February 2024, the Compensation Committee of the Board of Directors of the Company approved certain bonuses for the 2023 fiscal year contingent on capital raising efforts. These bonuses are detailed as follows:

The Company’s CEO was granted a contingent cash bonus of up to approximately $298, which is divided into two contingent portions. The first 50% of the CEO’s contingent bonus ($149) is payable upon the Company raising at least $3,000 in new funds by June 30, 2024. As of June 30, 2024, the Company did not raise $3,000 in new funds. However, on July 17, 2024, the Compensation Committee of the Board of Directors of the Company nevertheless approved the payment of the first 50% of the contingent bonus to the Company’s CEO in the amount of approximately $149. This bonus was recorded as a charge to expenses in the three-month period ended September 30, 2024.

The remaining 50% ($149), payable upon the Company raising at least $6,000 in new funds by September 30, 2024 (cumulative, so if $3,000 is not raised by June 30, 2024 but the full $6,000 is raised by September 30, 2024, or if $10,000 is raised by December 31, 2024, the full amount is payable). The Company’s management is unable to predict the likelihood of securing additional capital; therefore, as of September 30, 2024, the Company has not recorded a liability for any contingent bonus.

Other executives are entitled to an aggregate contingent total bonus of NIS 230,736 (approximately $61), which is payable upon the Company raising at least $3,000 in new funds by September 30, 2024. During the third quarter of 2024, the Company achieved a cumulative capital raise of $3,000. On July 17, 2024, the Compensation Committee of the Board of Directors of the Company approved the payment of such bonuses to the Company’s CFO and CTO in the aggregate amount of approximately $61. This bonus was recorded as a charge to expenses in the three-month period ended September 30, 2024.

NOTE 4 - SHARE CAPITAL

A. Preferred investment options inducement

On December 29, 2023, the Company entered into a preferred investment option exercise inducement offer letter with certain holders of existing (i) Series A preferred investment options to purchase 1,022,495 shares of the Company’s common stock at an exercise price of $2.20 per share, issued on October 25, 2022, as amended on May 24, 2023, (ii) Series C preferred investment options to purchase 350,878 shares of the Company’s common stock at an exercise price of $2.075 per share, issued on June 6, 2023, and (iii) Series D preferred investment options to purchase 312,309 shares of the Company’s common stock at an exercise price of $3.19 per share issued on June 26, 2023 (clauses (i) through (iii) collectively, the “Existing Preferred Investment Options”), pursuant to which the holders agreed to exercise for cash their Existing Preferred Investment Options to purchase an aggregate of 1,685,682 shares of the Company’s common stock, at a reduced exercised price of $1.62 per share, in consideration for the Company’s agreement to issue new series E preferred investment options having terms to purchase up to 1,685,682 shares of the Company’s common stock (the “Inducement Investment Options”). Each Inducement Investment Option will have an exercise price equal to $1.50 per share, and will be exercisable from the date of the issuance until five and one-half (5.5) years following the date of the issuance. The Company received aggregate gross proceeds of approximately $2,730 from the exercise of the Existing Preferred Investment Options by the Holders and the sale of the Inducement Investment Options, before deducting placement agent fees and other offering expenses of approximately $333. The Company also issued to Wainwright or its designees preferred investment options to purchase up to 84,284 shares of common stock which have the same terms as the Inducement Investment Options except for an exercise price equal to $2.025 per share. Further, pursuant to the engagement letter, Wainwright has a right of first refusal to act as sole book-running manager, sole underwriter, or sole placement agent with respect to any public offering or private placement of equity, equity-linked or debt securities using an underwriter or placement agent occurring during the twelve-month period following the closing date January 3, 2024.

B. June 2024 Offerings

On June 3, 2024, the Company entered into Securities Purchase Agreements with institutional investors, pursuant to which the Company agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market, an aggregate of 1,566,669 shares of the Company’s common stock, par value $0.01 per share, at an offering price of $1.50 per share, for aggregate gross proceeds from the Offerings of approximately $2,350 before deducting the placement agent fee and related offering expenses of approximately $328. In a concurrent private placement, the Company agreed to issue to the investors series F preferred investment options to purchase up to 3,133,338 shares of common stock at an exercise price of $1.50 per share. Each Series F preferred investment option is exercisable immediately and will expire two years from the initial exercise date.

The Company also issued to Wainwright or its designees preferred investment options to purchase up to 78,333 shares of common stock which have the same terms as investors’ preferred investment options except for an exercise price equal to $1.875 per share.

C. Equity component of settlement amount

As part of the Settlement Agreement (refer to Note 3G above), the Company issued 1,005,965 shares of the Company’s common stock.

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D. At-the-market offerings

In connection with entering into the ATM Agreement, on July 1, 2024, the Company filed with the SEC a prospectus supplement relating to the offer, issuance and sale of up to $4,820 of the Company’s shares of common stock pursuant to the ATM Agreement. For the three months ended September 30, 2024, the Company issued 685,800 shares of the Company’s common stock pursuant to the ATM Agreement, for total gross proceeds of approximately $734 before deducting sales agent commissions and other offering expenses of $49.

E. Equity classification

The shares of common stock of the Company are recognized as equity under the requirements of ASC Topic 505 Equity.

The Company analyzed the accounting treatment for the series E and series F preferred investment options and concluded that they should be classified as equity.

The Company analyzed the accounting treatment for the preferred investment options issued to Wainwright. Since the Company did not identify any features causing liability classification according to ASC 718, it concluded that all such preferred investment options are equity-classified awards.

F. Employee and advisor stock option grants

In February 2024, the Company granted the CEO, certain executives and certain employees, fully vested options to purchase an aggregate of 130,000 shares of the Company’s common stock, at an exercise price per share of $1.2684, attributable to performance goals achieved in January 2024.

The Company also granted the CEO and other executives, options to purchase an aggregate of 132,500 shares of the Company’s common stock at an exercise price per share of $1.25, with vesting based on meeting certain performance conditions in the year 2024. For the nine-month period ended September 30, 2024, the Company did not record an expense for these performance-based grants. This was either because the Company’s management believes the conditions are tied to securing additional capital, or because specific performance obligations, with deadlines set on or before September 30, 2024, were not met by that date.

In February 2024, the Company granted the CEO and certain employees and advisors, options to purchase an aggregate of 195,000 shares of the Company’s common stock, at an exercise price per share of $1.2684, with a vesting period of three years. Regarding the CEO’s 2023 annual bonus, in February 2024, the Company paid the CEO 25% of his 2023 annual bonus, amounting to approximately $99, through the grant of fully vested options to purchase an aggregate of 79,567 shares of the Company’s common stock with an exercise price per share of $1.25.

In September 2024, the Company granted an advisor options to purchase an aggregate of 25,000 shares of the Company’s common stock, at an exercise price per share of $0.8558, with a vesting period of three years.

NOTE 5 – SUBSEQUENT EVENTS

At-the-market offerings subsequent to balance sheet date

During October 2024, the Company issued 280,908 shares of the Company’s common stock pursuant to the ATM Agreement, for total gross proceeds of approximately $285.

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Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward Looking Statements

The following discussion should be read in conjunction with our unaudited financial statements and related notes included in Item 1, “Financial Statements,” of this Quarterly Report on Form 10-Q, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this Quarterly Report on Form 10-Q will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Overview

Microbot is a preclinical medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Using our LIBERTY® Endovascular Robotic Surgical System, we are developing the first ever fully disposable robot for various endovascular interventional procedures.

Technological Platforms

LIBERTY® Endovascular Robotic Surgical System

On January 13, 2020, Microbot unveiled what it believes is the world’s first fully disposable robotic system for use in endovascular interventional procedures, such as cardiovascular, peripheral and neurovascular. The LIBERTY® Endovascular Robotic Surgical System features a unique compact design with the capability to be operated remotely, reduce radiation exposure and physical strain to the physician, reduce the risk of cross contamination, as well as the potential to eliminate the use of multiple consumables when used with its NovaCross® platform or possibly other guidewire/microcatheter technologies.

The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It eliminates the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

We believe the addressable markets for the LIBERTY® Endovascular Robotic Surgical System are the Interventional Cardiology, Interventional Radiology and Interventional Neuroradiology markets.

The unique characteristics of the LIBERTY® Endovascular Robotic Surgical System - compact, mobile, disposable and remotely controlled - open the opportunity of expanding telerobotic interventions to patients with limited access to life-saving procedures, such as mechanical thrombectomy in ischemic stroke.

The LIBERTY® Endovascular Robotic Surgical System is being designed to have the following attributes:

●	Compact size - Eliminates the need for large capital equipment in dedicated cath-lab rooms with dedicated staff.

●	Fully disposable - To our knowledge, the first fully disposable, robotic system for endovascular procedures.

●	One & Done® - Can be made compatible with Microbot’s NitiLoop’s NovaCross® products or possibly other guidewire/microcatheter technologies, that combines guidewire and microcatheter into a single device.

●	State of the art maneuverability - Provides linear and rotational control of its guidewire, as well as linear and rotational control of a guide catheter, and the linear motion for an additional “over the wire” device.

●	Compatibility with a wide range of commercially-available guidewires, microcatheters and guide-catheters.

●	Enhanced operator safety and comfort - Aims to reduce exposure to ionizing radiation and the need for heavy lead vests otherwise to be worn during procedures, as well as reducing the exposure to Hospital Acquired Infections (HAI).

●	Ease of use - Its intuitive remote controls aims to simplify advanced procedures while shortening the physician’s learning curve.

●	Telemedicine compatible - Capable of supporting tele-catheterization, carried out remotely by highly trained specialists.

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On August 17, 2020, Microbot announced the successful conclusion of its feasibility animal study using the LIBERTY® Endovascular Robotic Surgical System. The study met all of its end points with no intraoperative adverse events, which supports Microbot’s objectives to allow physicians to conduct a catheter-based procedure from outside the catheterization laboratory (cath-lab), avoiding radiation exposure, physical strain and the risk of cross contamination. The study was performed by two leading physicians in the neuro vascular and peripheral vascular intervention spaces, and the results demonstrated robust navigation capabilities, intuitive usability and accurate deployment of embolic agents, most of which was conducted remotely from the cath-lab’s control room.

On May 3, 2023, we announced that the LIBERTY® Endovascular Robotic Surgical System has surpassed its 100th catheterization during multiple preclinical studies, with a 95% success rate of reaching pre-determined vascular targets, such as distal branches of hepatic, gastric, splenic, mesenteric, renal and hypogastric arteries. Moreover, all of the procedures were completed without notable signs of intraoperative injury.

On June 29, 2023, we announced the successful completion of a two-day preclinical study held by leading key opinion leaders at a New York-based research lab, where they performed dozens of catheterizations, including the utilization of the LIBERTY® Endovascular Robotic Surgical System’s remote operation capabilities, to pre-determined vascular targets, with a 100% success rate of reaching the intended target with no observable on-site complications.

In October 2023, we announced the successful initial outcomes from our pivotal preclinical study with the LIBERTY® Endovascular Robotic Surgical System. The pivotal study was conducted by three leading interventional radiologists that utilized the LIBERTY® Endovascular Robotic Surgical System to reach a total of 48 animal targets. A total of 6 LIBERTY® Endovascular Robotic Surgical Systems were used in the study. All 6 LIBERTY® Endovascular Robotic Surgical Systems performed flawlessly, with 100% usability and technical success. No acute adverse events or complications were visually observed intra-operative. In December 2023, we announced that the final histopathology and lab report supplements our previous findings, and that the results of the study will support our Investigational Device Exemption (“IDE”) submission to the FDA to commence human clinical study.

On October 24, 2023, we announced that we received confirmation for the commencement of the process to support our future CE Mark approval, and to ultimately allow us to market the LIBERTY® Endovascular Robotic Surgical System in Europe as well as other regions who accept the CE Mark. As a result, we recently were granted ISO 13485 certification for our quality management system, which is required to obtain CE mark approval for sales in the European Union. In addition, in view of the recent revision published by the U.S. Food & Drug Administration (FDA) regarding the QMSR (quality system management regulation) and its incorporation by reference of the ISO 13485 standard, we believe it will help streamline our transition into this revised FDA regulation.

On January 29, 2024, the Company submitted an Investigational Device Exemption (IDE) application with the FDA, in order to commence its pivotal clinical trial in humans. On June 3, 2024, we announced that we received the FDA’s approval to proceed with our pivotal human clinical trial as part of our IDE application for our LIBERTY® Endovascular Robotic Surgical System. Since then, Brigham and Women’s Hospital, Boston, Massachusetts, Baptist Hospital of Miami, which includes Miami Cardiac & Vascular Institute and Miami Cancer Institute, and Memorial Sloan Kettering Cancer Center, New York, have each enrolled in the clinical trial as part of the IDE for the Company’s LIBERTY® Endovascular Robotic Surgical System. Since then, in October 2024, the Company has successfully completed enrollment and follow up for all patients in its human clinical trial.

The Company also announced that is has successfully completed all biocompatibility tests, as required by its Investigational Device Exemption (IDE) application and received full approval for the IDE study from the FDA.

The Company currently anticipates filing its 510(k) submission with the FDA by of the end of 2024, and receiving 510(k) clearance from the FDA in the first half of 2025. Due to recent changes in the regulations that govern the production and distribution of medical devices in Europe (EU MDR), where the Company has already achieved the first step of obtaining the ISO 13485 certification, the Company now anticipates CE Mark approval in the second half of 2026. However, we can give no assurance that we will meet any of these projected milestones, if ever.

The Company entered into an agreement with Emory University, which will allow the parties to evaluate and explore the potential for a future collaboration in connection with autonomous robotics in endovascular procedures. Under the terms of the agreement, Emory University will assume the responsibility of exploring the feasibility of integrating the LIBERTY® Endovascular Robotic Surgical System with an imaging system to create an autonomous robotic system for endovascular procedures.

NovaCross®

On October 6, 2022, we purchased substantially all of the assets, including intellectual property, devices, components and product related materials of Nitiloop Ltd., an Israeli limited liability company. The assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter, and the products or potential products incorporating the technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements. This technology is also expected to be incorporated in our One & Done® feature.

War in Israel

On October 7, 2023, the State of Israel, where the Company’s research and development and other operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to ongoing military operations and armed conflicts in the Gaza Strip. It continues to evolve and has since spread to northern Israel and threatens to spread to other Middle Eastern countries including Lebanon and Iran. These military operations and related activities are on-going as of the filing date of this Quarterly Report on Form 10-Q.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities;

●	A slowdown in the number of international flights in and out of Israel; and

●	Reduced workforce due to military service of some employees.

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The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future clinical and regulatory milestones, including the Company’s ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the filing date of this Quarterly Report on Form 10-Q, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s clinical and regulatory activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Financial Operations Overview

Research and Development Expenses, net

Research and development expenses consist primarily of salaries and related expenses and overhead for Microbot’s research, development and engineering personnel, prototype materials and research studies, obtaining and maintaining Microbot’s patent portfolio, net of government grants. Microbot expenses its research and development costs as incurred.

General and Administrative Expenses, net

General and administrative expenses consist primarily of the costs associated with management salaries and benefits, professional fees for accounting, auditing, consulting, legal services, and insurance expenses.

Microbot expects that its general and administrative expenses will increase over the long-term, even if a period-to-period comparison may show a decrease, as it expands its operating activities, maintains compliance with exchange listing and SEC requirements. Microbot expects these potential increases will likely include management costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Income Taxes

Microbot has incurred net losses and has not recorded any income tax benefits for the losses. It is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be fully utilized in the future.

Critical Accounting Policies and Significant Judgments and Estimates

Management’s discussion and analysis of Microbot’s financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires Microbot to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Microbot bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

While Microbot’s significant accounting policies are described in more detail in the notes to its consolidated financial statements, Microbot believes the following accounting policies are the most critical for fully understanding and evaluating its consolidated financial condition and results of operations.

Contingencies

Management records and discloses legal contingencies in accordance with Accounting Standards Codification (“ASC”) Topic 450 Contingencies. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company monitors the stage of progress of its litigation matters to determine if any adjustments are required.

Fair Value of Financial Instruments

The Company measures the fair value of certain of its financial instruments on a recurring basis.

A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

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Results of Operations

Comparison of Three and Nine Months Ended September 30, 2024 and 2023

The following table sets forth the key components of Microbot’s results of operations for the three and nine month periods ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Change	2024	2023	Change

Research and development expenses, net	$2,060	$1,612	$448	$4,646	$4,594	$52
General and administrative expenses, net	1,240	932	308	3,549	3,193	356
Financing income, net	85	98	(13)	144	201	(57)

Research and Development Expenses, net. The increase in research and development expenses for the three months ended September 30, 2024 compared to the three months ended September 30, 2023 was primarily due to an increase in clinical study expenses, regulation consultations and payroll expenses, offset by deduction of government grants and a decrease in animal study expenses.

The increase in research and development expenses for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 was primarily due to the increases in payroll expenses due to the cease of cost reduction plan which was implemented in 2023, an increase in clinical study expenses and increase in regulation expenses, offset by a decrease in stock based compensation expenses, a decrease in animal study expenses and a decrease due to deduction of government grants.

General and Administrative Expenses, net. The increase in general and administrative expenses for the three months ended September 30, 2024 compared to the three months ended September 30, 2023 was primarily due to an increase in payroll expenses due to the cease of cost reduction plan which was implemented in 2023, offset by a decrease in legal expenses.

The increase in general and administrative expenses for the nine months ended September 30, 2024 compared to the nine-month period ended September 30, 2023 was primarily due to an increase in payroll expenses due to the cease of cost reduction plan which was implemented in 2023 as well as increase in stock based compensation expenses, offset by a decrease in travel expenses and legal expenses.

Financing Income, net. The decrease in financing income, net for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, was primarily due to expenses incurred from changes in exchange rates, partially offset by an increase in interest income.

Liquidity and Capital Resources

To date, Microbot has not generated revenues from operations. Microbot has incurred losses since inception and negative cash flows from operating activities for all periods presented. As of September 30, 2024, Microbot had a net working capital of approximately $3.6 million, consisting primarily of cash and cash equivalents and marketable securities. This compares to net working capital of approximately $4.1 million as of December 31, 2023. Microbot anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts of its primary product candidate and continues to incur costs associated with being a public company.

Microbot has funded its operations through the issuance of capital stock, grants from the Israeli Innovation Authority, and convertible debt. Since inception (November 2010) through September 30, 2024, Microbot has raised cash proceeds of approximately $72.8 million and incurred a total cumulative loss of approximately $87.5 million.

Microbot Israel obtained from the Israeli Innovation Authority (“IIA”) grants for participation in research and development for the years 2013 through September 30, 2024 in the total amount of approximately $1.9 million. This amount includes amounts received of approximately $378,000, which are a portion of an additional grant from the IIA in the amount of approximately NIS 1.6 million (approximately $447,000) approved by the IIA on June 1, 2023, to further finance the development of the manufacturing process of the LIBERTY® Endovascular Robotic Surgical System. On January 4, 2018, Microbot Israel entered into an agreement with CardioSert to acquire certain of its patent-protected technology as well as to assume CardioSert’s grants from the IIA in the aggregate amount of approximately $530,000. During the 3rd quarter of 2024, Microbot Israel transferred such technology back to CardioSert, for nominal consideration and, as a result, Microbot Israel’s liability to repay CardioSert’s IIA grants in the aggregate amount of approximately $530,000 was also transferred back to CardioSert. On October 6, 2022, Microbot Israel entered into an agreement with Nitiloop Ltd. to acquire substantially all of its assets. Nitiloop received grants from the IIA in the aggregate amount of approximately $925,000 and Microbot Israel took over the liability to repay such grants.

Microbot Israel is obligated to pay royalties amounting to 3%-5% of its future sales up to the amount of the grants. The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bears interest at an annual rate of SOFR, a benchmark interest rate which replaced LIBOR. Under the terms of the grants and applicable law, Microbot is restricted from transferring any technologies, know-how, manufacturing or manufacturing rights developed using the grant outside of Israel without the prior approval of the Israel Innovation Authority. Microbot has no obligation to repay the grants, if the applicable project fails, is unsuccessful or aborted before any sales are generated; accordingly, as we have discontinued the CardioSert program and are returning the technology to CardioSert, we do not expect to repay, or have the obligation to repay, the grants relating to that technology. The financial risk is assumed completely by the IIA.

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On March 2, 2023, the Company announced that it received approval for a grant from the Ministry of Economy in the amount of approximately NIS 300,000, which based on an exchange rate on such date of NIS 1.00 = $0.2923, would be approximately $88,000, to further finance the marketing activities of the LIBERTY® Endovascular Robotic Surgical System in the U.S. market. In relation to the Ministry of Economy grant, the Company is obligated to pay royalties amounting to 3% of future sales of the LIBERTY® Endovascular Robotic Surgical System up to the grant amount plus interest.

During the second fiscal quarter of 2023, Microbot commenced a core-business focus program and a cost reduction plan while it sought to raise sufficient additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System. In May and June 2023, Microbot raised aggregate gross proceeds of approximately $7.6 million, before fees and expenses of approximately $1.1 million, from investors, to continue to fund its operations and research and development activities and will need additional funds to continue the FDA approval process for the LIBERTY® Endovascular Robotic Surgical System. We also raised approximately $5.05 million in gross proceeds, before fees and expenses of approximately $661,000, from financing activities through September 30, 2024, and raised an aggregate of approximately $734,000 in gross proceeds, before fees and expenses of approximately $49,000, through our recently reinstated At-the-Market Agreement with HC Wainwright (the “ATM Agreement”) since July 1, 2024. To the extent available, Microbot intends to raise capital through future public and private issuances of debt and/or equity securities, including continuing to raise capital, if available, pursuant to the ATM Agreement until the maximum of $4,819,905 is raised. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to Microbot’s shareholders. In addition, to the extent Microbot determines to incur additional indebtedness, Microbot’s incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. Microbot can provide no assurance that financing will be available in the amounts it needs, at the times it needs it or on terms acceptable to it, if at all.

Management believes we have sufficient funds for our operations for less than one year. As a result of the foregoing and our current cash position, these conditions raise substantial doubt about Microbot’s ability to continue as a going concern, which could adversely affect our ability to raise capital, expand our business and develop our planned products. The accompanying consolidated interim condensed financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Cash Flows

The following table provides a summary of the net cash flow activity for each of the nine-month periods presented (in thousands):

	Nine Months Ended September 30,
	2024	2023
Net cash flows used in operating activities	$(7,136)	$(6,712)
Net cash flows provided by (used in) investing activities	42	(984)
Net cash flows provided by financing activities	5,104	6,558
Decrease in cash, cash equivalents and restricted cash	$(1,990)	$(1,138)

The increase in net cash flows used in operating activities for the nine months ended September 30, 2024 compared to 2023 was primarily due to ceasing our cost reduction plan which was implemented in 2023, which led to an increase in the net loss in the nine months ended September 30, 2024 as costs again increased.

The increase in net cash flows provided by (used in) investing activities for the nine months ended September 30, 2024 compared to 2023 was mainly due to the timing of purchases, sales and maturities of our marketable securities portfolio.

The decrease in net cash flows provided by financing activities for the nine months ended September 30, 2024 compared to 2023 was due to a decrease in net proceeds received from fundraising activities from 2023 to 2024.

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Item 3. Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Microbot’s cash and cash equivalents as of September 30, 2024 consisted of readily available checking and money market funds. Microbot’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in Microbot’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on Microbot’s financial condition and/or results of operations. Microbot does not believe that its cash or cash equivalents have significant risk of default or illiquidity. While Microbot believes its cash and cash equivalents do not contain excessive risk, Microbot cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Microbot maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

Foreign Exchange Risks

Our financial statements are denominated in U.S. dollars and financial results are denominated in U.S. dollars, while a significant portion of our business is conducted, and a substantial portion of our operating expenses are payable, in currencies other than the U.S. dollar.

Exchange rate fluctuations may have an adverse impact on our future revenues, if any, or expenses as presented in the financial statements. We may in the future use financial instruments, such as forward foreign currency contracts, in its management of foreign currency exposure. These contracts would primarily require us to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. We may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage our foreign currency exposure. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Effects of Inflation

Inflation generally affects Microbot by increasing its research and development expenses. Microbot does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

We maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). As required by Rule 13a-15(b) under the Exchange Act, management of the Company, under the direction of our Chief Executive Officer and Chief Financial Officer, reviewed and performed an evaluation of the effectiveness of design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of September 30, 2024. Based on that review and evaluation, the Chief Executive Officer and Chief Financial Officer, along with the management of the Company, have determined that as of September 30, 2024, the disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and were effective to provide reasonable assurance that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosures.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting, identified in connection with the evaluation of such internal control that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II

OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

See “Note 3.H. Mona Litigation:”, to the financial statements included earlier in this Quarterly Report on Form 10-Q.

Other than the foregoing, we are not currently a party in any legal proceeding or governmental regulatory proceeding nor are we currently aware of any pending or potential legal proceeding or governmental regulatory proceeding proposed to be initiated against us, in any case that would have a material adverse effect on us or our business.

Item 1A. Risk Factors.

Except as set forth below, there have been no material changes to our risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2023. For a further discussion of our Risk Factors, refer to Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2023.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq. If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Markets, Nasdaq could delist our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding minimum stockholders’ equity, minimum market value, minimum share price, and certain corporate governance requirements.

On October 9, 2024, we received a deficiency letter from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market, LLC, notifying us that we are not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market, as the minimum bid price of our common stock on the Nasdaq Capital Market was below $1.00 for 30 consecutive business days, from August 26, 2024 to October 7, 2024.

We may not be in a position to regain compliance with the Minimum Bid Price Requirement or remain in compliance with any other listing requirements or standards.

If Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that common stock is “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent our common stock are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Upon delisting from Nasdaq, our common stock may be traded, if at all, in the over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on securities exchanges such as Nasdaq. Many OTC stocks trade less frequently and in smaller volumes than exchange-listed stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the values of OTC stocks are often more volatile than exchange-listed stocks. Additionally, institutional investors are often prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

In addition, if our common stock is delisted, your ability to transfer or sell your shares of our common stock may be limited and the value of those securities will be materially adversely affected.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the three months ended September 30, 2024, no director or officer, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

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Item 6. Exhibits

2.1	Agreement and Plan of Merger and Reorganization, dated as of August 15, 2016, by and among StemCells, Inc., C&RD Israel Ltd. and Microbot Medical Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 15, 2016).
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed on March 15, 2007).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 29, 2016)
3.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 4, 2018).
3.4	Amended and Restated By-Laws of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2016).
3.5	Certificate of Elimination (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 12, 2018).
3.6	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2019).
3.7	Amendment to Section 5 of the Amended and Restated By-Laws of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2021).
4.1	Description of the Company’s Securities (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019).
4.2	Form of Series A Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 25, 2022)
4.3	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 25, 2022)
4.4	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 23, 2023)
4.5	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 24, 2023)
4.6	Form of Warrant Amendment Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 24, 2023)
4.7	Form of Series C Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023)
4.8	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023)
4.9	Form of Series D Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 28, 2023)
4.10	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 28, 2023)
4.11	Form of Inducement Investment Option (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
4.12	Form of Placement Agent Investment Option (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
4.13	Form of Series F Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 4, 2024)
4.9	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 4, 2024)
10.1	Form of Securities Purchase Agreement, dated as of June 3, 2024, by and among the Company and the purchasers party thereto. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 4, 2024)
10.2	Amendment to the At the Market Offering Agreement, dated July 1, 2024, by and between Microbot Medical Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 1, 2024)
31.1	Certification of Harel Gadot, Chairman, President and Chief Executive Officer
31.2	Certification of Rachel Vaknin, Chief Financial Officer
32.1	Certification of Harel Gadot, Chairman, President and Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Rachel Vaknin, Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.1	Inline XBRL Instance - The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the
Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema.
101.CAL	Inline XBRL Taxonomy Extension Calculation.
101.DEF	Inline XBRL Taxonomy Extension Definition.
101.LAB	Inline XBRL Taxonomy Extension Labels.
101.PRE	Inline XBRL Taxonomy Extension Presentation.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 13th day of November, 2024.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chairman, President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Rachel Vaknin
Name:	Rachel Vaknin
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

20

Exhibit 31.1

Certifications of Principal Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Harel Gadot, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Microbot Medical Inc.;

2. Based upon my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based upon my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrants’ board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 13, 2024

/s/ Harel Gadot
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Certifications of Principal Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Rachel Vaknin, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Microbot Medical Inc.;

2. Based upon my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based upon my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrants’ board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Dated: November 13, 2024

/s/ Rachel Vaknin
Chief Financial Officer
(Principal Financial And Accounting Officer)

Exhibit 32.1

Certification of Principal Executive Officer

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

I, Harel Gadot, Chairman, President and Chief Executive Officer of Microbot Medical Inc., hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge, the quarterly report on Form 10-Q for the period ending September 30, 2024 of Microbot Medical Inc. (the “Form 10-Q”) fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Microbot Medical Inc.

Dated: November 13, 2024	/s/ Harel Gadot
Harel Gadot
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

Certification of Principal Financial Officer

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

I, Rachel Vaknin, Chief Financial Officer of Microbot Medical Inc., hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge, the quarterly report on Form 10-Q for the period ending September 30, 2024 of Microbot Medical Inc. (the “Form 10-Q”) fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Microbot Medical Inc.

Dated: November 13, 2024	/s/ Rachel Vaknin
Rachel Vaknin
Chief Financial Officer
(Principal Financial and Accounting Officer)